LightPath Technologies Announces Financial Results for the Quarter and Year Ended June 30, 2009

ORLANDO, FL -- (Marketwire - September 24, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the quarter and year ended June 30, 2009.

Fourth Quarter Highlights:

--  Disclosure backlog scheduled to ship within fiscal 2010 is $2.3 million.
--  Gross margin for the fourth quarter fiscal 2009 improved to 33%
    compared to 24% for the same period last fiscal year.
--  EBITDA for the fourth quarter of fiscal 2009 improved to a loss of
    $21,000 compared to a loss of $964,000 in the same period last year and
    $483,000 from the third quarter of fiscal 2009.
--  Net cash generated was a positive $200,000 in the fourth quarter of fiscal 2009, an improvement from a usage of $86,000 in the fourth quarter of the prior year and a usage of $143,000 in the third quarter of fiscal
    2009.
--  Revenue for the fourth quarter of fiscal 2009 was $1.6 million for fiscal 2009 compared to $2.4 million for the same period in fiscal 2008, a decrease of 33%.

Mr. Jim Gaynor, Chief Executive Officer of LightPath, commented, "During the fourth quarter of fiscal 2009 we continued to address the financial challenges presented by the current market economy. Even though our revenue remained flat compared to the previous quarter and is down compared to the fourth quarter of fiscal 2008, our cost performance has continued to improve. We believe the worst of the market declines are behind us and expect to see stronger bookings over the next several quarters. We have been working diligently to penetrate new markets for LightPath and have made significant progress with our efforts in the laser tool market, particularly in Asia. These efforts have produced significant orders that have now completed customer qualification and are in production.

"I am pleased to report that we have again increased our gross margins during the fourth quarter of fiscal 2009 and we have continued to reduce our operating costs. Our gross margin for the fourth quarter of fiscal 2009 improved to 33% from 24% compared to the fourth quarter of fiscal 2008, and to 27% for the fiscal year 2009 compared to 14% for the fiscal year 2008. This margin improvement has been accomplished in the face of lower sales and competitive price pressure.

"During the fourth quarter of fiscal year 2009, over 95% of our precision molded optics were produced at our Shanghai facility. Direct labor productivity has improved 71% in the fourth quarter of fiscal 2009 compared to the average for fiscal 2008 in our Shanghai factory. This efficiency improvement combined with the high percentage of product now produced in this facility has significantly reduced our labor cost. Production yields for the fourth quarter of fiscal 2009 averaged 92% and for the entire fiscal year 2009 averaged 87%, compared to an average of 67% for the fiscal year 2008. We are also continuing to convert to high temperature lower cost glass materials and this conversion combined with the 20 percentage point improvement in yield has lowered our material costs. We have also implemented new programs to reduce our service costs aimed at tooling and our anti-reflective coating processes. As these programs come on line we expect to see continued improvement in our already low direct costs in future quarters.

"In the fourth quarter of fiscal 2009 we saw the full impact of our direct cost reductions and of the previously implemented overhead reductions resulting in a reduction of our cash used in operations by $737,000 compared to the third quarter of fiscal 2009. For the fiscal year 2009 compared to fiscal 2008, there was a $1.9 million reduction in cash used in operations.

"These cost improvements along with aggressive cash management which has resulted from the above detailed actions have positioned LightPath so that with modest increases in volume LightPath can become cash positive and reach its goal of profitability."

Financial Results for Three Months Ended June 30, 2009

Revenue for the fourth quarter of fiscal 2009 ended June 30, 2009 totaled $1.6 million compared to $2.4 million for the fourth quarter of fiscal 2008, a decrease of 33%. The decrease from the fourth quarter of last year was primarily attributable to lower sales volumes across all product lines. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in the fourth quarter of fiscal 2009 compared to fourth quarter of fiscal 2008 increased to 33% from 24%. Total manufacturing cost of $1.1 million was $755,000 lower in the fourth quarter of fiscal 2009 compared to the same period of the prior fiscal year. Direct costs, which include material, labor and services, were reduced 3% to 23% of revenue in the fourth quarter of fiscal 2009, as compared to 26% of revenue in the fourth quarter of fiscal 2008. Gross margins improved as a result of the cost reduction programs we have implemented.

During the fourth quarter of fiscal 2009 total costs and expenses decreased $975,000 to $690,000 compared to $1.7 million for the same period in fiscal 2008. Included in total costs and expenses for the fourth quarter of fiscal 2009 were $481,000 in selling, general and administrative expenses, which decreased $896,000 or 65% from $1.4 million for the same period in the prior fiscal year. In the fourth quarter of fiscal 2009, LightPath benefited from two one time events: receipt of $186,000 from our D&O insurance carrier as a refund for legal expenses and receipt of $181,000 gain on funds received from the Chinese government related to the move of our manufacturing facility in Shanghai. Other items creating the reduction are salaries and benefits which were lower by $226,000 comparing the fourth quarter of fiscal 2009 to fiscal 2008 due to reduced headcount and salary reductions and stock compensation was $90,000 lower and rent & utilities were $52,000 lower. As a result, total operating loss for the fourth quarter of fiscal 2009 improved to $159,000 compared to a loss of $1.1 million for the same period in fiscal 2008.

Net loss for the fourth quarter of fiscal 2009 was $318,000 or $0.05 per basic and diluted share, compared with a net loss of $1.1 million or $0.21 basic and diluted per share for the same period in fiscal 2008. This compared to a net loss of $756,000 or $0.11 per basic and diluted share for the third quarter of fiscal 2009. This represents an $814,000 decrease in net loss from the fourth quarter of fiscal 2008 compared to the fourth quarter of fiscal 2009. Weighted-average shares outstanding increased in the fourth quarter of fiscal 2009 compared to the fourth quarter in fiscal 2008 primarily due to the issuance of common shares related to the partial conversion of debenture.

Financial Results for the Year Ended June 30, 2009

Revenue for the fiscal year ended June 30, 2009 totaled $7.5 million compared to $8.8 million for the fiscal year 2008, a decrease of 15%. The decrease from the prior fiscal year was primarily attributable to lower sales volumes of molded optics, collimators and Gradium. Growth in sales going forward is expected to be derived primarily from the precision molded optics, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in the fiscal year 2009 compared to fiscal year 2008 increased to 27% from 14%. Total cost of sales was $5.4 million which represents a $2.1 million decrease in the fiscal year 2009 compared to $7.6 million in the prior fiscal year. Direct costs, which include material, labor and services, were 23% of revenue in fiscal year 2009, as compared to 24% in fiscal year 2008. Gross margins improved as a result of the cost reduction programs the Company has implemented.

During the fiscal year 2009 total costs and expenses decreased approximately $2.1 million to $4.6 million compared to $6.7 million for fiscal year 2008. Included in total costs and expenses for fiscal year 2009 were $3.7 million in selling, general and administrative expenses which decreased $1.8 million from the same period in the previous fiscal year. In the fourth quarter of fiscal 2009 LightPath benefited from two one time events: receipt of $186,000 from our D&O insurance carrier as a refund of legal expenses and receipt of $181,000 from the Chinese government related to the move of our manufacturing facility in Shanghai. Overhead expenses were reduced $894,000 from fiscal 2008 due to headcount reductions and salary reductions and reduced rent and utilities due to reducing space in Orlando. Total operating loss for the fiscal year 2009 improved to $2.5 million compared to $5.5 million for fiscal year 2008.

Net loss for the fiscal year ended June 30, 2009 totaled $3.8 million or $0.62 per basic and diluted share, compared with a net loss of $5.5 million or $1.03 basic and diluted per share for fiscal year 2008. This represents a $1.7 million decrease in net loss. The net loss for the fiscal year 2009 includes $641,000 in charges related to fees, debt costs write offs, and debt discount write-offs associated with the conversion of 25% of the outstanding debentures. Weighted-average shares outstanding increased in fiscal year 2009 compared to fiscal year 2008 primarily due to the issuance of common shares related to the partial conversion of the debentures.

On the balance sheet, cash and cash equivalents totaled $579,949 at June 30, 2009. Total current assets and total assets at June 30, 2009 were $3.3 million and $5.8 million compared to $3.3 million and $5.5 million at June 30, 2008, respectively. Total current liabilities and total liabilities at June 30, 2009 were $2.0 million and $4.1 million compared to $3.0 million and $3.3 million, respectively, for June 30, 2008. As a result, the current ratio as of June 30, 2009 improved to 1.61 to 1 compared to 1.10 to 1 for the year end June 30, 2008. Total stockholders' equity at June 30, 2009 totaled $1.7 million compared to $2.2 million at June 30, 2008.

As of June 30, 2009 the Company's backlog of orders to be filled in less than one year was $2.3 million compared to $3.4 million as of March 31, 2009.

Jim Gaynor concluded, "Our results for the fiscal year are a positive reflection of much hard work and effort by the team at LightPath, to control costs and mitigate expenses. Despite a decrease in our revenues we managed to dramatically enhance our gross margins and decrease our loss over the previous year. We expect the full effect of the efficiencies we have implemented will continue to reduce cash usage in operations going forward. With the operating efficiencies and low cost structure we have now put in place our focus going forward will be growth. We remain confident that the changes we have made over the past year will reap positive rewards as we generate more sales and build our pipeline of business. We remain encouraged by our backlog scheduled to ship within the next 12 months of $2.3 million, and the number of new product proposals we have undertaken in the past year. We currently have over 15 new lenses in development for new customer programs and to fill out our portfolio of lenses addressing our targeted markets. Our efforts to penetrate high volume lower cost commercial markets in Asia show tremendous promise for next fiscal year. Going forward we will continue our focus on the lower cost higher volume market opportunities and implementing channels to broaden our exposure in the Asian precision optic lens market."

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, September 24th at 4:00 p.m. EDT to discuss the Company's financial and operational performance for the fourth quarter and fiscal year 2009.

Conference Call Details
Date: Thursday, September 24, 2009
Time: 4:00 p.m. (EDT)
Dial-in Number: 1-877-407-0778
International Dial-in Number: 1-201-689-8566

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LightPath Technologies
EBITDA Comparison

                         Actual       Actual       Actual       Actual
                         Q1 2008      Q2 2008      Q3 2008      Q4 2008

Revenue                  2,308,753    2,021,566    2,114,196    2,381,956
Cost of sales            2,070,042    2,016,257    1,694,679    1,814,420
                       -----------  -----------  -----------  -----------
     Gross margin          238,711        5,309      419,517      567,536
                                10%           0%          20%          24%
                       -----------  -----------  -----------  -----------
Total operating costs
 and expenses            1,753,554    1,669,438    1,602,495    1,665,083
                       -----------  -----------  -----------  -----------
Operating loss          (1,514,843)  (1,664,129)  (1,182,978)  (1,097,547)
Other income (expense)      11,795       20,978       (7,291)     (33,754)
                       -----------  -----------  -----------  -----------
Net Loss                (1,503,048)  (1,643,151)  (1,190,269)  (1,131,301)
                       ===========  ===========  ===========  ===========
                       -----------  -----------  -----------  -----------
EBITDA                  (1,381,348)  (1,522,452)  (1,053,747)    (964,070)
                       ===========  ===========  ===========  ===========

                         Actual       Actual       Actual       Actual
                         Q1 2009      Q2 2009      Q3 2009      Q4 2009

Revenue                  2,337,762    1,905,202    1,656,889    1,589,692
Cost of sales            1,706,758    1,438,234    1,242,291    1,059,235
                       -----------  -----------  -----------  -----------
     Gross margin          631,004      466,968      414,598      530,457
                                27%          25%          25%          33%
                       -----------  -----------  -----------  -----------
Total operating costs
 and expenses            1,505,922    1,343,723    1,011,596      689,876
                       -----------  -----------  -----------  -----------
Operating loss            (874,918)    (876,755)    (596,998)    (159,419)
Other income (expense)    (148,891)    (848,753)    (159,177)    (158,149)
                       -----------  -----------  -----------  -----------
Net Loss                (1,023,809)  (1,725,508)    (756,175)    (317,568)
                       ===========  ===========  ===========  ===========
                       -----------  -----------  -----------  -----------
EBITDA                    (688,434)    (727,717)    (483,258)     (21,143)
                       ===========  ===========  ===========  ===========

                         LIGHTPATH TECHNOLOGIES, INC.
                         Consolidated Balance Sheets

                                                  June 30,      June 30,
                    Assets                          2009          2008
                                                ------------  ------------
Current assets:
  Cash and cash equivalents                     $    579,949  $    358,457

  Trade accounts receivable, net of allowance
   of $26,131 and $44,862                            973,634     1,334,856

  Other receivables                                  183,413            --
  Inventories, net                                   983,278     1,323,555
  Prepaid interest                                   366,219            --
  Prepaid expenses and other assets                  206,625       277,359
                                                ------------  ------------
    Total current assets                           3,293,118     3,294,227
  Property and equipment - net                     1,991,828     1,937,741
  Intangible assets - net                            166,869       199,737
  Debt costs, net                                    299,080            --
  Other assets                                        78,701        57,306
                                                ------------  ------------
      Total assets                              $  5,829,596  $  5,489,011
                                                ============  ============
      Liabilities and Stockholders’ Equity
Current liabilities:
  Accounts payable                              $  1,376,599  $  1,827,461
  Accrued liabilities                                181,318       196,125
  Accrued severance                                       --        97,401
  Accrued payroll and benefits                       332,609       423,222
  Secured note payable                                    --       260,828
  Note payable, current portion                      152,758       166,645
  Capital lease obligation, current portion            5,050        18,603
                                                ------------  ------------
    Total current liabilities                      2,048,334     2,990,285
                                                ------------  ------------

Deferred rent                                        644,056       222,818
Capital lease obligation, excluding current
 portion                                                  --         5,050
Note payable, excluding current portion                   --       111,097
8% convertible debentures to related parties,
 net of debt discount                                174,568            --
8% convertible debentures, net of debt discount    1,271,412            --
                                                ------------  ------------
    Total liabilities                              4,138,370     3,329,250

Stockholders’ equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --            --
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   6,696,992 and 5,331,664 shares issued
   and outstanding                                    66,970        53,317
  Additional paid-in capital                     203,151,364   199,847,356
  Foreign currency translation adjustment             58,233        21,369
  Accumulated deficit                           (201,585,341) (197,762,281)
                                                ------------  ------------
    Total stockholders' equity                     1,691,226     2,159,761
                                                ------------  ------------

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Operations

                            Unaudited

                        Three months ended         Twelve months ended
                             June 30,                    June 30,
                        2009          2008          2009          2008
                    ------------  ------------  ------------  ------------

Product sales, net  $  1,589,692  $  2,381,956  $  7,489,545  $  8,826,471
Cost of sales          1,059,235     1,814,420     5,446,518     7,595,398
                    ------------  ------------  ------------  ------------
    Gross margin         530,457       567,536     2,043,027     1,231,073

Operating expenses:
  Selling, general and
   administrative        480,838     1,377,286     3,636,093     5,440,366
  New product
   development           200,821       290,220       887,400     1,214,269
  Amortization of
   intangibles             8,217         8,217        32,868        32,868
  Loss (Gain) on
   sale of
   property &
   equipment                   -       (10,640)       (5,244)        3,067
                    ------------  ------------  ------------  ------------
      Total costs
       and expenses      689,876     1,665,083     4,551,117     6,690,570
                    ------------  ------------  ------------  ------------

      Operating loss    (159,419)   (1,097,547)   (2,508,090)   (5,459,497)

Other income
 (expense):
  Interest expense      (162,942)      (38,516)   (1,336,520)      (86,801)
  Investment and
   other income            4,793         4,762        21,550        78,529
                    ------------  ------------  ------------  ------------
    Net loss        $   (317,568) $ (1,131,301) $ (3,823,060) $ (5,467,769)
                    ============  ============  ============  ============
Loss per share
 (basic and
 diluted)           $      (0.05) $      (0.21) $      (0.62) $      (1.03)
                    ============  ============  ============  ============
Number of shares
 used in per share
 calculation           6,691,966     5,331,664     6,167,827     5,327,419
                    ============  ============  ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Cash Flows

                                                        Years Ended
                                                         June 30,
                                                --------------------------
                                                    2009          2008
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $ (3,823,060) $ (5,467,769)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                      565,988       459,351
  Interest from amortization of debt discount        640,695             -
  Fair value of warrants issued to induce
   debenture conversion                              215,975             -
  Interest from amortization of debt costs           255,228             -
  Issuance of common stock for interest on
   convertible debentures                             97,633             -
  Gain (Loss) on disposal of equipment                (5,244)        3,067
  Stock based compensation                           156,267       415,238
  Provision for doubtful accounts receivable         (18,731)       15,894
Deferred rent                                        421,238        61,140
Common stock issued for payment of consulting
 services                                             61,799             -
Changes in operating assets and liabilities:
  Trade accounts receivables                         379,953        58,065
  Inventories                                        340,277       529,769
  Prepaid expenses and other current assets         (102,288)      (56,499)
  Accounts payable and accrued liabilities          (653,683)      525,780
                                                ------------  ------------
    Net cash used in operating activities         (1,467,953)   (3,455,964)
                                                ------------  ------------
Cash flows from investing activities
  Purchase of property and equipment                (563,764)     (660,003)
  Proceeds from sale of equipment                     37,791        17,640
                                                ------------  ------------
    Net cash used in investing activities           (525,973)     (642,363)
Cash flows from financing activities
  Proceeds from sale of common stock, net of
   costs                                                   -     2,978,544
  Proceeds from sale of common stock from
   employee stock purchase plan                       14,220        44,549
  Borrowings on 8% convertible debenture, net of
   issuance costs                                  2,568,749             -
  Payments on secured note payable                  (260,828)      260,828
  Payments on capital lease obligation               (18,603)      (16,285)
  Payments on note payable                          (124,984)     (166,644)
                                                ------------  ------------
Net cash provided by financing activities          2,178,554     3,100,992
                                                ------------  ------------
  Effect of exchange rate on cash and cash
   equivalents                                        36,864        64,428
Increase in cash and cash equivalents                184,628      (997,335)
Cash and cash equivalents, beginning of period       358,457     1,291,364
                                                ------------  ------------
Cash and cash equivalents, end of period        $    579,949  $    358,457
                                                ============  ============
Supplemental disclosure of cash flow
 information:
  Interest paid in cash                         $     34,817  $     86,801
Supplemental disclosure of non-cash investing
 & financing activities:
   Landlord credits for leasehold improvements  $          -  $    161,678
   Convertible debentures exchanged into
    common stock                                $    732,250  $          -
   Fair value of warrants issued to broker of
    debt financing                              $    194,057  $          -
   Fair value of warrants & incentive shares
    issued to debenture holders                 $    790,830  $          -
   Intrinsic value of beneficial conversion
    feature underlying convertible
    debentures                                  $    600,635  $          -

                       LIGHTPATH TECHNOLOGIES, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
                    Year ended June 30, 2008 and 2009

                                         Class A               Additional
                                       Common Stock             Paid-in
                                   Shares         Amount        Capital
                               -------------- -------------- -------------
  Balances at June 30, 2007         4,512,543 $       45,125 $ 196,417,217
      Private placement of
       common stock                   800,000          8,000     2,970,544
      Issuance of common stock
       under the Employee
       Stock Purchase Plan             14,121            142        44,407
      Issuance of restricted
       stock awards, net of
       vesting and forfeitures          5,000             50           (50)
      Stock based compensation              -              -       415,238
      Comprehensive loss:
        Foreign currency
         translation
         adjustment
        Net Loss
      Comprehensive loss
                               -------------- -------------- -------------
Balances at June 30, 2008           5,331,664         53,317   199,847,356
Issuance of common stock for:
  Current interest on
   convertible debentures             103,971          1,040        96,593
  Incentive to participate in
   convertible debenture
   placement, recorded as debt
   discount                            73,228            732        74,399
  Prepayment of future
   interest on convertible
   debentures                         589,614          5,896       448,099
  Conversion of 25% of
   debentures                         475,496          4,755       727,495
  Payment on consulting
   service arrangements                74,839            748        61,051
  Vested restricted stock
   units                               33,400            334          (334)
  Employee Stock Purchase Plan         14,780            148        14,072
Issuance of warrants to
 private placement agent
 recorded as debt costs                     -              -       194,057
Debt discount and beneficial
 conversion feature                         -              -
 on convertible debentures                  -              -     1,316,334
Issuance of warrants as
 inducement                                 -              -
 to convert debentures                      -              -       215,975
Stock based compensation on
 stock options                              -              -
 and restricted stock units                 -              -       156,267
Foreign currency translation
 adjustment
Net loss                                    -              -             -
      Comprehensive loss

                               -------------- -------------- -------------
Balances at June 30, 2009           6,696,992 $       66,970 $ 203,151,364
                               -------------- -------------- -------------

                                  Foreign
                                 Currency                        Total
                                Translation    Accumulated   Stockholders’
                                 Adjustment      Deficit         Equity
                               -------------  -------------  -------------
  Balances at June 30, 2007    $     (43,059) $(192,294,512) $   4,124,771
      Private placement of
       common stock                        -              -      2,978,544
      Issuance of common stock
       under the Employee
       Stock Purchase Plan                 -              -         44,549
      Issuance of restricted
       stock awards, net of
       vesting and forfeitures             -              -              -
      Stock based compensation             -              -        415,238
      Comprehensive loss:
        Foreign currency
         translation
         adjustment                   64,428                        64,248
        Net Loss                                 (5,467,769)    (5,467,769)
                                                             -------------
      Comprehensive loss                                        (5,403,521)
                               -------------  -------------  -------------
Balances at June 30, 2008             21,369   (197,762,281)     2,159,761
Issuance of common stock for:
  Current interest on
   convertible debentures                  -              -         97,633
  Incentive to participate in
   convertible debenture
   placement, recorded as debt
   discount                                -              -         75,131
  Prepayment of future
   interest on convertible
   debentures                              -              -        453,995
  Conversion of 25% of
   debentures                              -              -        732,250
  Payment on consulting
   service arrangements                    -              -         61,799
  Vested restricted stock
   units                                   -              -              -
  Employee Stock Purchase Plan             -              -         14,220
Issuance of warrants to
 private placement agent                   -              -
 recorded as debt costs                    -              -        194,057
Debt discount and beneficial
 conversion feature                        -              -
 on convertible debentures                 -              -      1,316,334
Issuance of warrants as
 inducement                                -              -
 to convert debentures                     -              -        215,975
Stock based compensation on
 stock options                             -              -
 and restricted stock units                -              -        156,267
Foreign currency translation
 adjustment                           36,864                        36,864
Net loss                                   -     (3,823,060)    (3,823,060)
                                                             -------------
      Comprehensive loss                                        (3,786,196)

                               -------------  -------------  -------------
Balances at June 30, 2009      $      58,233  $(201,585,341) $   1,691,226
                               -------------  -------------  -------------

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com